Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GCI Liberty, Inc.:

We consent to the use of our reports dated February 28, 2019, with respect to the consolidated balance sheets of GCI Liberty, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

Our report dated February 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that GCI Liberty, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

1)
Information technology general controls (ITGCs) around financially significant information technology (IT) systems were not effective. Specifically, the ITGCs around system access were not operating consistently to ensure that access to applications and data was adequately restricted to appropriate personnel. Because of the deficiency in ITGCs for these systems, the business process controls (automated and manual) that are dependent on these systems were also deemed ineffective because they could have been adversely impacted. These control deficiencies were a result of an inadequate assessment of IT risks, which in turn contributed to inappropriate reliance on manual business process controls rather than ITGCs.

2)
Internal controls around the payroll process were ineffective due to an aggregation of deficiencies relating to the IT deficiencies described above, ineffectively designed controls over payroll changes, and ineffective review and monitoring controls. These control deficiencies were a result of an inadequate assessment of risk related to outsourcing payroll processing to a third-party provider, which contributed to the ineffective design of controls intended to validate that manual changes to payroll inputs were appropriate.

/s/ KPMG LLP

Denver, Colorado
February 28, 2019